NEWS FROM

For Immediate Release
May 18, 2011
Media Contact:
Helen Todd, 205-969-5608
Helen.Todd@HealthSouth.com

Investor Relations Contact:
Mary Ann Arico, 205-969-6175
MaryAnn.Arico@HealthSouth.com

HEALTHSOUTH CORPORATION AGREES TO SELL ITS SIX LONG-TERM ACUTE CARE HOSPITALS FOR APPROXIMATELY $120 MILLION

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today announced it has entered into a definitive agreement to sell its six long-term acute care hospitals (LTCHs) to LifeCare Holdings, Inc. for approximately $120 million.  The transaction is expected to be completed in the third quarter of 2011 and is subject to customary closing conditions, including regulatory approval and third party consents.

“The sale of these six long-term acute care hospitals to LifeCare reinforces HealthSouth’s strategic focus on its 97 core, inpatient rehabilitation hospitals,” said HealthSouth President and Chief Executive Officer Jay Grinney. “We want to recognize and thank our highly-skilled employees at these hospitals for their years of service and wish them the best under LifeCare’s leadership.”

“HealthSouth intends to use the proceeds from this transaction to invest in the retirement of our 10.75% senior notes and our accelerated de novo strategy,” added Grinney.  “Most importantly, this divestiture does not change the Company’s outlook for 2011: we still expect our 2011 full-year results will be at the high end of, or greater than, the Adjusted EBITDA range of $440 million to $450 million.”

HealthSouth will work with LifeCare to transition the hospitals’ employees and ensure there will be no interruption to patient care during the transfer to the new ownership.

The specific LTCHs included in the divestiture include: HealthSouth Hospital at Tenaya, Las Vegas, Nev.; HealthSouth Hospital of Houston, Houston, Texas; HealthSouth RidgeLake Hospital, Sarasota, Fla.; HealthSouth Hospital of Pittsburgh, Pittsburgh, Pa.; HealthSouth Regional Specialty Hospital, Mechanicsburg, Pa.; HealthSouth Specialty Hospital of North Louisiana, Ruston, La., and two satellite locations, HealthSouth Hospital of North Louisiana – Farmerville, La., and HealthSouth Hospital of North Louisiana – Homer, La. These hospitals contributed $121.7 million of net operating revenues and $17.5 million of Adjusted EBITDA to HealthSouth Corporation in 2010.  They will be treated as discontinued operations beginning in the second quarter of 2011.

About HealthSouth
HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.HealthSouth.com.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the likelihood and timing of the closing of this sale transaction, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, the possibility that this sale of LTCHs will not close, the risk of a significant adjustment to the purchase price, and regulatory delay in closing this sale, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.

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